Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, $0.0001 par value	457	(o)	—	—	—		—	—
Equity	Preferred Stock, $0.0001 par value	457	(o)	—	—	—		—	—
Debt	Debt securities	457	(o)	—	—	—		—	—
Other	Warrants	457	(o)	—	—	—		—	—
Other	Rights	457	(o)	—	—	—		—	—
Other	Units	457	(o)	—	—	—		—	—
Unallocated (Universal) Shelf		457	(o)	—	—	$1,000,000,000	(3)	0.00015310	$153,100

Total Offering Amounts						$1,000,000,000		0.00015310	$153,100
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$153,100

(1) The proposed amount of the securities offered to be offered and registered by the registrant, maximum offering price per class of security to be offered by the registrant and maximum aggregate offering price per class of security to be offered by the registrant will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) This registration statement covers such indeterminate amount of shares of common stock, preferred stock, debt securities, warrants and rights of Tron Inc., as having an aggregate offering price not to exceed $1,000,000,000, to be offered by the registrant. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred shares or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities to be offered and issued by the registrant pursuant to this registration statement will not exceed $1,000,000,000.